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                                                                   Exhibit 10.52

                        BIOGEN IDEC RELOCATION AGREEMENT

This document will serve to acknowledge that I have accepted a new position of employment with Biogen Idec, which will involve the relocation of my residence. Biogen Idec is willing to pay on my behalf, or reimburse me for, certain expenses that may be incurred in connection with such relocation, so long as I remain an employee of Biogen Idec for at least two years. I hereby accept Biogen Idec's offer of assistance as follows:

I acknowledge that Biogen Idec's agreement to pay on my behalf, or reimburse me for, certain expenses, which may be incurred in relocating my residence, including the nature and the amount, and the timing and method of such payment or reimbursement, shall be in accordance with Biogen Idec's relocation policies and procedures in effect at the time of my relocation.*

Certain payments/reimbursements from Biogen Idec for relocation and housing will become taxable income to me. If Biogen Idec terminates my employment for cause, repayment will be required according to the following schedule: (i) if my employment terminates on or before July 28, 2005, I will be required to repay to Biogen Idec the full dollar amount of the relocation package, or (ii) if my employment terminates on or beforeJuly28, 2006, I will be required to repay to Biogen Idec half of the dollar amount of the relocation package.

     a.   The start date of employment in my new position July 28, 2004

     b. If required to make repayments, I shall pay to Biogen Idec all such taxable amounts within six months of the effective date of termination of employment with Biogen Idec or by year-end (provided that in no event shall any amounts become due for at least ninety days after termination), whichever comes first. I shall pay to Biogen Idec all such non-taxable amounts within six months following the effective date of termination of employment with Biogen Idec. Biogen Idec may deduct, withhold and retain all or any portion of the amount which I may be required to refund or repay to Biogen Idec hereunder from any wages, salary, vacation pay or severance pay which may be due and owing to me upon termination of employment. I shall remain liable to Biogen Idec for any amounts in excess of the sums so deducted, withheld and retained by Biogen Idec.

Except as stated above, I shall have no liability or responsibility to refund or repay to Biogen Idec any amounts paid by Biogen Idec on my behalf or reimbursed to me in connection with the relocation of my residence.

My signature below acknowledges that I have read this document and agree to its terms.

* exceptions to this relocation policy include: 1) a three year period is allowed to sell existing home in San Diego, but the costs to Biogen Idec shall not exceed the current appraised value plus one year of estimated appreciation (such estimated appreciation to be mutually agreed upon), and
     2) two moves of household goods will be covered within a three year period, but household contents in the two moves are not to exceed the household goods currently in the existing home at the time of the first move.

Mark Wiggins                            ----------------------------------------
Employee Name (Please Print)            Social Security Number


/s/ Mark Wiggins                        9/2/04
-------------------------------------   Date
Employee Signature